Free Writing Prospectus filed pursuant to Rule 433,

File No. 333-130439-02

The tables and other statistical analyses (the ‘Hypothetical Performance Data’) that you will produce using Intex with the attached information will be generated by you using a computer model prepared by Credit Suisse in reliance upon information furnished by the issuer of the securities and its affiliates. The computer model that you will use to prepare the Hypothetical Performance Data was furnished to you solely by Credit Suisse and not by the issuer of the securities.

Numerous assumptions were used in preparing the computer model you will use to generate the Hypothetical Performance Data. Those assumptions may or may not be reflected in the Hypothetical Performance Data. As such, no assurance can be given as to the Hypothetical Performance Data’s appropriateness in any particular context; nor as to whether the Hypothetical Performance Data and/or the assumptions upon which it is based reflect present market conditions of future market performance. The Hypothetical Performance Data should not be construed as either projections or predictions or as legal, tax, financial or accounting advice.

Any weighted average lives, yields and principal payment periods shown in the Hypothetical Performance Data will be based on prepayment assumptions, and changes in such prepayment assumptions may dramatically affect such weighted average lives, yields and principal payment periods. In addition, it is possible that prepayments on the underlying assets will occur at rates slower or faster than the rates shown in the Hypothetical Performance Data. Furthermore, unless otherwise provided, the Hypothetical Performance Data assumes no losses on the underlying assets and no interest shortfall. The specific characteristics of the securities may differ from those shown in the Hypothetical Performance Data due to, among other things, differences between (a) the actual underlying assets and the hypothetical underlying assets used in preparing the Hypothetical Performance Data and (b) the assumptions used by you in producing the Hypothetical Performance Data and the actual assumptions used in pricing the actual securities. The principal amount, designation and terms of any security described in the Hypothetical Performance Data are subject to change prior to issuance. You should contact the Credit Suisse Trading Desk at (212-325-8549) to confirm the final principal amount, designation and terms of any security described in this communication prior to committing to purchase that security.

Although a registration statement (including a prospectus) relating to the securities discussed in this communication has been filed with the Securities and Exchange Commission and is effective, the final prospectus supplement relating to the securities discussed in this communication has not yet been filed with the Securities and Exchange Commission. This communication shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of the securities discussed in this communication in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification of such securities under the securities laws of any such state. The principal amount, designation and terms of any security described in the computer model and Hypothetical Performance Data are preliminary and subject to change prior to issuance.

Please be advised that the securities described herein may not be appropriate for all investors. Potential investors must be willing to assume, among other things, market price volatility, prepayment, yield curve and interest rate risks. Investors should make every effort to consider the risks of these securities.

If you have received this communication in error, please notify the sending party immediately by telephone and return the original to such party by mail.

The attached offering materials are being provided to you for background information purposes only. The information in the offering material is current only as of its date. Neither Credit Suisse nor the issuer has undertaken to update or amend such material since the date it was issued. More current information may be available publicly from other sources.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Credit Suisse will arrange to send you the prospectus if you request it by calling toll free 1-800-221-1037.

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: AMCAR06RM.CDI #CMOVER_3.1 ASSET_BACKED_AUTOLOAN ! MAX_CF_VECTSIZE 620

K
Kô}à»à%y~P¿»ÐÍ»]!ÒØ¿àñ»T.MÖ‹»ÐóäMNfžœb=SÌÈnÕ´xåVÎ!Ö¨›-«Kôÿ÷LÇ<DŸÌ6Kð-ó
K Kÿ=à»Ðëm.äÃÕ~~þ»¿»ÐÑ'ÿä}³
¿»Ð´!mYä¿»Ð©»M1ŽMà-ñ²»ÕÚÕÐ¯6D~ú"Kÿ»T®-yæéæ}ô^~þÒ¨ó<DÔ¿äÐù»?]~Ò‡¿»à»½¹x[Z¿
»ù»iÇò Kÿà»ÐâïÖf]ëÓ Þâæám}m.±^~.Þt¸XM÷À½Ñ~réæÑÐxô
Kÿ»T]éå)ëâx½âMwºÕt€ßÕC~Å[ïÚ¦'nARž&ÞáÕdíx'ZM~,ŸK
Ò'ºâ-^æJßõxn-¿é¨Ðêâyæ0kÚl,À K K Ò'ºâ}[Z×T~¡‹½¿àÕ
à»Ð÷½fà»àðMÖàÇl£Š£(ŸK Ò'ºâ}[Z×T~¡‹½¿àÕ à»àð½â®»‹»Ðd¢{Ì6pDDDô
K Ò'ºâvMJ×¶ŽMÖSŽvR1ÒJ^y~â¿‡ô»Z&÷»T¿»Õö»¿»àæYžîàÇü»?Mn&¨¢n‹é%ºù: K
^½Ñ-ýÚméxI©ún¢/ßê~þ‹y¿»à9r¿»äù»1¿»äÀ».Äáé?Ì{ÌÕV
^½Ñ-ýêå))¨ï†TrþòÕM¿»Õfr¿äÐù»?n¿»¿õ»åé¨ø{ÌÀ K K
Žm©›ÒPEäÄ"ÌÌÌè4G^äÕó=K Òd²Öé+¯ÌÌÌ"ÌÌ6pDDDô ©^ÈíÖÞ"ÁË"ÌÌl¶ôKÌö
Kÿ1†âÑÐ'¼Ì"ÌÌÌD@G© jrx¹ÒäÒÑçÑäx¼ÌÌøCt ŸK Z¿»¿Ò·^ÕÑä'AÒFÌÌ|ÀK
Ò'ºâW¿íYÒ·!-n‹ÙdöVK
ÒdàÙg{z¿ÙYîŸŸŸéêf(àÙç‹éÑäxîîîÚîîîtdøÌÌÌAÒd¿í'^vòô°éåä'î±îîÎwÀK
ZÒYÁ¿éÒÑñ›~â<pH@÷VK
»»ÐFÒÑ‹Ø7ëvõ›VMŸ¿ää!m.nxM^âé+^YžbÃ›.]AÞáØR¿ÙE¼â¯^‹»àÒžbç‹»Ðúä.Õþ»T.¿»ääa¯à
»Ð·ÑvMâ¸¿èõ.ºù›¿àò»T]þOÌC„[tŸK
»»ÐFÒÑ‹Ø7ëvõ›VMŸ¿ää!m.4yîBçô¯‹^¿àÒYÁb÷»?-¿»¿Rþ{ø¿»Ð¸XÑäÞæâbY/¿Üõ»qâù¯¿»à-
»]*¿»¿%âÌ›.]A¿éÑÐ'þ"K
»»ÐFá!É‹}³ÁR¿ÈÕÕýäÒ¥âãñE"xZxyNP¿èõ.º)v¿Ðú»T.â¿óü»"ŽMJâm.'C„@ŸK
Ò'ºâvMÑÑäÃ¾â%©â)vàÙêÕM.Þ·ºvMáÓ¿Øúä^ÓÂFôÄ¿»ä3MlüŠÌFõ=Ò'ºâvMÑÑäÃ¾âÕL.f¿†Y~RVçîî±
îîîÊ‹n©»-jÒäâ±îþ{øô
Ò'ºâñÐq"xn yNÉ‹Øõ»T.÷»?^¿»ä'î‹Çüòä}kÂ›¿†"n}Ú·Žò[¯óÇÌ}4ö›-j'¿édýöXCô K
'êxæEÖ^&Ò£~Å[¾Ìø¯}æTŽ-›ÿÿÿ ÿÿÿËÿÿÿ ÿß·R¿ÙäŠtÌF‹ÄÌÌ"ÌÌÌøÌÌÌ"ÌÌÜÞÒý.àÙÚ/ë·f¿¶Ðdý·
K Ò'ºâîîÊ‹¿äÐ•~‹»Ðõä}çÄ»à»Ðdéý{Ì«
Ò'ºâîîÊ‹n¿äÐêÒÄ»Mà»ÐwJ¿»à¯»MâŸ¿ÇŸK Ò'ºâîîÊ‹®¿ääÕéîþ{"ô K z½æ
Mu.šÕé'ŽëÚõ¯Lmë9ÎªªžªªªuÐŸz½æ
Mu.êY~R=çîîÚÎªªõªªªDŸK K Ò'ºâWMAââ¯qú›Ml¯®ÚÄó.¯MÕñêõ®K
Ò'ºâ¿è»-q}¿»äõ»"ç÷»?¿»dý{øô K
z¿»¿ÕT'þº»¿Ò¯Ü&]¿†â"¿í³ÒÉýõ™"¿¶ÑëÚÁ›®-q]ýÒƒf¿édm~ú$d?Ç
¿»¶çäXCDDŠDÜÐçL2£»]ßx'E‰®~íÐ¶ ä¯MX¿ÈöåÌ y<¿É©ºÌ›M¿-õúýËÿÿÿAM}ßØâçC@ì´ÖY.9¿
éÑÀð][qÞá%‹ÀÙÓ,ÝÝÝé¿»¿ÒFûÄü»T¿»ää'ácD@gñü»¿»àæèç<@@ð=K
z¿»¿ÕT'þº»ÄóúZÒõ›B%Ÿ
¿»¶çä¨YDDBÄMJÎ'"¿»ÐÕ%¿ÀƒÓŸŸéŸŸ}ëiâçK@ì€âY.fàéÑõÄ][.±îîîÚ¿»¿ÒFûÄü»T¿»ää'ácD
@gñü»¿»àæèç<@@ð=K z¿»¿ÕT'þº»ÄóúZÒõ›B%Ÿ
¿»¶çäH7DDBÄMJÎ'É£»jòÌbŸŸŸéŸîÑ«Ð·Ži~ÎA^Âh©âböÄMëµåâ±îîîÚñ»qmõðxÌ¿»¿ñ»y~Î
tVø¿»Ðª».¹~ÎC[ŸK z¿»¿ÕT'þº»ÄñúZÒõ›B%Ÿ
¿»¶çäDDDBÄMJÎ'"¿»ÐÕ%¿ÀƒÓŸŸéŸŸ}ëiâçK@ì€âY.fàéÑõÄ][.±îîîÚ¿»¿ÒFûÄü»T¿»ää'ácD
@gñü»¿»àæèç<@@ð=K z¿»¿ÕT'þº»¿õú›ìõ›^=Ÿ
¿»¶çäX£8Šü(AÜÐçLüä]ëä'EÕñ~-9^½ŽòÎÁnl-æh±îîîÚÑôÐèŽ]~úAÄQhâVö›ßµÑâîî±îÞá¿ÀÜŒÝ
¿àÕFPÏÄüäÐä'Õ<D@Äü»?]¿»¿Òèç D@@¯ K z¿»¿ÕT'þº»¿Ð[Áú-nŸÑû
¿»¶çÄÚþ»Ñ&ÞzJÎF$›F$Ä‹»Ð¢»MX¿ÈöV
¿»¶çÄÚþ»Ñ&ÞzJÎF$›F$Ä‹»Ð¢»M¿ÈöV
¿»¶çÄÚþ»Ñ&ÞzJÎF$›F$Ä‹»Ð¢»M(¿ÈöVK z¿»¿ÕT'þº»¿Ð[ÄâZM¥ú-n¶Ñû
¿»¶çÄÚþ»Ñ&ÞzJÎF$›F$Ä‹»Ð¢»MX¿ÈöV
¿»¶çÄÚþ»Ñ&ÞzJÎF$›F$Ä‹»Ð¢»M¿ÈöV
¿»¶çÄÚþ»Ñ&ÞzJÎF$›F$Ä‹»Ð¢»M(¿ÈöV
¿»¶çÄÚþ»Ñ&ÞzJÎF$›F$Ä‹»Ð¢».'ú‹lÀK K
©^Èí!)Y.Þµ&½‹éWM*ââ}_F~î±ñ»môð#ü»*¿»Ð»'á<p@GÆà»ÐÕ.!ÎC0ü»Tn¿»Õrxæ½<D@Sõ
K
ZbRv¿ÙáìââÅ¯1-^ÒÐñ›M(~¯ÿËÿÿÿ ÿÿ½á~ÕTx.þÚðõºðM<¯ðÚÁ®úÿÿËÿÿÿ ß·žfæ!m¿ÀÜ,n&æ±îîîÚîîÞè
ŽRæ©ä'%)n-ëAdæ'îîîÚîîîqçbÂ›~½¢êõ‹X¯ÿÿ ÿÿÿËÿMu.¿íGÙ/àèõ»?-.}à»Ðõ}ç¨»‹»Ðd¢fÿÿË
ÿÿÿ ÿ»)Ž]¿ÙÕÕ;íÚm.æÚîîî±îînääu Z¿éÐPTçâpÌ#D‹ÄüõÕ½¿»ÕÕ ¿äÐ÷»?½f¿ääð»?MÖ?ÇK
ŸTÊd¿ÙÕØäÕ~)ðúý ÿÿÿËÿß[²WMuÕâ¯M3¯¿ø¯M<ð¿Ì›M¯ ÿÿÿËÿÿÿ"ë)e*Õ-õTÌméRbîî±îîîÚî}év
eÞYJRbç‰²^xufnî±îîÚîîx¨xd¿íJ½Ñ÷›}ÌŠdÀK
yFn'¯.ÎúÿÿËµ¿é¨äñÄ~ÕT.îî±îîîÚîîî¡{Ì¯úŠyFn'¯^b©¯ÿ]û›:Øiàé WMAââî±îîîÚîîî±¿ÇüÞõ
‹lð
yFn'¯Ml›ÿÿÿ]û›:ØiàéWMAââî±îîîÚîîî±¿ÇüîÄöšyFn'¯M<›ÿÿÿ]û›:ØiàéWMAââî±îîîÚîîî±¿ÇüîÄ
öšyFn'¯M›ÿÿÿ]û›:ØiàéWMAââî±îîîÚîîî±¿ÇüîÄñšyFn'¯M Ëÿÿÿ°Z~&½®]àéÐd™^½^~MMR{äxæÕÝÝ
éŸŸŸ,ŸŸŸ‹ÇüÜ›öüÚðóúÚ›ñšK K
yFn'¯^½ß÷úÿ ÿÿÿËÿÿî~‰®]¿¶Ðdí±m.æ±îîîÚîîîAnW©¿Ù8äf^ìæbî±îîîÚîîî‰²^xuf¿ÙMÖä-^Â

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u©d‹Ù¶n'W(îÚîîî±îîîÚ¿ÇüµÒ¨¯›M¯ÿµ%ÖéÅŠK
Ò'ºâ-n¶Ñû›!ÕT'ÞgäÞÚõÏÿÿÿ ÿïñ.m«ðLÌ‹»âñäM~&ÎC+VÌ¿ÐÕ»T.~úC[ü»*M}´Øåç(@ìß
ÖY.R¿éÑ«ð][ÝK K y^½1Öë)Ñú»r.]ÍÀ K K
™ä'zv¿éâ²×fŽYö›-ÒJËý}¿äÐ;êæåÖäxþ»™¿»àŠû›^y~MÝ,ÝÝÝéÝÝÝ,ÝÝÝéÝ¿»J^×}ö›-ÒJë÷»â
£.]ZM~âà»Ðú^½àéÕäãÔÝÝ,ÝÝÝéÝÝÝ,ÝÝÝÉ»m´fîîÚîîÞê¿Ù÷½£q]nMJâ¿»¿†Ðë!E~MÞtçìö K
K
»»àMuâÖ¯‹¿äÐ{ô=~ðÿÿÿËÿÿÿ ÿÿ»?n=ÁM^Ÿ»»àMuâÖ¯‹¿äÐ{ú}~ðÿÿÿËÿÿÿ ÿÿ»?n=ÁM^ŸK
y³í¯»mONþ»T-¿»äôÐãäç¿äö»TŽm.Ã {ww(wwwCwww(wwwCww-K
KÕ^à»äbf)þ»TM¿»äwëØºç¿»Ö÷»^
.Ã
{ww(wwwCwww(wwwCww-»»ÐvŽmÐ'ÎË£‹¿»Õõ»1ù»©¿»ÐÊ~¿»äú»"~îîÚî¿ÇcBôK«»»ÐvŽmÐ'ÎË£‹¿»Õõ
»1ù»J¿»Ð»Õð»?-¿»ççîÚîþ{"#D¿À K
»»ÐvŽmÐ'ÎË£‹¿»Õõ»1ù»y¿»Ð(~¿»Õõ»q¿ÀÌøÌÌ¿¨ü‹¿àõ»Tnù»?~¿»äÕð-¿äÐçç[¿ø»T½¿»ÕÕ
÷ä½f:¿»Ð;Ÿ»»ÐvŽmÐ'ÎË£‹¿»Õö»ò.}¿ÐÕ»T}ç÷¿äÐdÝéÝý{"¿»Ð§õòd¿Üõ»1ù»y¿»Ð(~¿»Õõ
»q¿Àü§{ww(wwwCwww(wwwCww-K
KÕ-AM}¿Ðdç‡F~oŸ{ww(wwwCwww(wwwCww-»»ÐvŽmÐ'ÎË£‹¿»äõ»â¿»àÃ»~ú»*¿»Ð´Úõ»?~¿»¿Õ
Ýé¿ÇLõ K »»ÐvŽmÐ'ÎË£‹¿»ä{ù»T]é÷~¿äÐäÕÄ»-à»ÐçÕîî¿¯l!D‹ô
»»ÐvŽmÐ'ÎË£‹¿»ä{n¿äà'-‹»à÷äM^9¿»Ð¥»}JîîþŠÌ¿»ä/ß¸X=[J-m~'AüóJ-.]¢‹½-‹»Ð•!¿»àÃ»M
¿»äú»"~þ»?.mn½îîîÚîîî±îîîÚîîî±îîÞ-/ßç=[~m~Ï^üó~.]ýÖ½-¿Ð•~à»à÷M^R¿»ÐÎ»}!þ÷lvô
KÌà»àÒÒ&îî±îîîÚîîî±îîîÚîîî±ñòIŽÕ³º×ÒæÓæÅ?°×äÔá¿Ø{¦»]Ý÷»!¿»ÐÐÕð»T-¿»äçç#D¿ðü»qm
nä‹Ø{ùä]éÄ»~à»Ðäåð»ð¿»ÐÓçÏ~D¿ô=K
»»ÐvŽmÐ'ÎË£‹¿»Õõ»q¿ð»?½§¿äÐççÚîîî¡{Ì¿Ð/àØõ»?½¿»¿ö»JÒú»T¿»äëÚõä~¿àÕ
¢{ÇLÉó»!-.]É‹½ç©»~æú»!¿»ÐÐÕð»T-¿»äçç¿äàÒæþ‹½É¿»Ð¡~¿»¿÷»y^
¿äÐú»?}~ŸK
»»ÐvŽmÐ'ÎË£‹¿»Õõ»q¿ð»?½G¿äÐãçÚîîî¡{Ì¿Ð"õ-Ðd+ßCø-LBôÅ‹^¿ääò‹»Ð{¥»}Jþö»T}kö¯MÖ`
?
»»ÐvŽmÐ'ÎË£‹¿»Õõ»q¿ð»?-¿»¿Õû»?¿»ëÕC‹»àðäMÖéý{Ìà»ÐCÌòLB«ñ}kÃ›M‰¿èÁ».àð»‰G¿»
äç?=»»ÐvŽmÐ'ÎË£‹¿»ä÷»âfä÷^¿ääØÓçîî¡{Ì¿ÐCø-LBôÅ}köÄ-^'‹éÐd¢÷}kÃ›M‰?
»»ÐvŽmÐ'ÎË£‹¿»Õö»!Òú»?¿»ëÚõM¿äÐãçÚîî¿¯ü»
„/Ì{D¿Üõ»q¿ð»?-¿»¿Õû»?¿»ëÕC‹»àðäMÖK/»AÐdýÃ‹}¿äÐkFJ¿»àª».µ}~?` K
»»ÐvŽmÐ'ÎË£‹¿»Õõ»q
ŽmÐõ»òMÝéÝÝ¿¨Ü"õÆÐd@ßCøÆLBô®‹}¿ÐkF!¿»àÁ».Þ}~þÃ‹¿»¿ö»JÒú»T¿»äëÚõäM¿Ðãç`?
{ww(wwwCwww(wwwCww-K
{ww(wwwCwww(wwwCww-»»ÐvŽmÐ'ÎË£º»ÐÀúÿÿû›}ÕÒçächxÝM³Ñ]~îÚî¿ÇŸ{ww(wwwCwww(wwwCww-K
KÕ-à»ÐôÄ»®à»àÕý»B¿»àŸ{ww(wwwCwww(wwwCww-»»ÐÏËÈ»}næÒÑ×é%¨ðï&‹à()!dÝ¯.¥ú"{w
w(wwwCwww(wwwCww-K
KÕ-à»ÐôÄ»à»Ðä%vŸ{ww(wwwCwww(wwwCww-»»ÐÏËÈ»}næÑ'%v1òŽæå×I%ýòÚÀú"»»ÐÏËÈ»}
næÑg-ë*nòºÒå×ÖýòîÕú"{ww(wwwCwww(wwwCww-»»Ð¾Õ;Íÿü»"Fnæ¯M¯
»»ÐÏËÈ»}næÑ'%vêÕû^M~Ý/¯yl¯ø…ÁöŠ›M¯
»»ÐÏËÈ»}næÑg-ë*ÞêÕÏ›^M!MÝ/›Ml¯§ÚÄó¾M¯ð? {ww(wwwCwww(wwwCww-K
KÕà»àøÄ»]à»à¢Ê»}à»Ðkr~Ž-²×Û~.þ»T}¿»äkF~
MÖ¿àö»T.}J[ýäM¿Ð³Ž~Ÿ{ww(wwwCwww(wwwCww-»»ÐvŽmÐ'ÎË£‹¿»Õõ»qåù M¿äÐãçÚîî±¿Çü
¿¿»Ð¨»½Rä÷»T^¿»ÕØç¨
{ww(wwwCwww(wwwCww-»»Ð¾Õ;Íÿü»"FnæêÕ»!¯"»»à…âÒÕˆÌ¿»éö›J…â/Ô^¿»ÕÒÝž=÷»™¿»à
?
»»àÜÒÒçÓ×Û¼"¿»ÐÓÒìY/¿èÁ».Ãåù»?M¿»äç?=»»ÐÏËÈ»§°Ù·Räç/ð^ÒÝª¿é¯ï3M¿‡ú»jçÃ
õ›¿àM3ü"{ww(wwwCwww(wwwCww-K
KÕ-à»ÐôÄ»^à»ÀÒÕØF^¡»-*MŸ{ww(wwwCwww(wwwCww-»»à…âÒÕˆÌ¿»éö›J…â/ëç¿Üõ»qå)B¿»Ð¥».
Ã"»»Ð¾Õ;Íÿü»1MwßØàçp¿ëõ.
Ñmäõ-ßgÐfþêŠ»~
»»ÐÏËÈ»}næÐPTçå1òŽæå×I%ýòÚÀú"{ww(wwwCwww(wwwCww-»»Ð¾Õ;Íÿü»"Fnæ¯M¯`
»»ÐÏËÈ»}næÐPTçåy¿à(ì~d¢òÚÄ¯Mc¯ñÚðñú"{ww(wwwCwww(wwwCww-»»Ð¾Õ;Íÿü»"Fnæ¯Mlð?
»»ÐÏËÈ»n-ŽÒÑ×ÏÖp¯Ml‹ÈöúÌ{ww(wwwCwww(wwwCww-»»Ð¾Õ;Íÿü»"Fnæ¯M‹ð?
»»ÐÏËÈ»n-ŽÒÑ×ÏÖp¯M‹‹ÈöúÌ{ww(wwwCwww(wwwCww-»»Ð¾Õ;Íÿü»"Fnæ¯Mð?
»»ÐÏËÈ»n-ŽÒÑ×ÏÖp¯M‹ÈöúÌ{ww(wwwCwww(wwwCww-K
KÕà»àØÑá×ã½¿»àÁ».y•ä¿ÐÕ»T}·Ži~Ÿ{ww(wwwCwww(wwwCww-»»ÐvŽmÐ'ÎË£‹¿»äó»Ä¿»Õð»âåñ»
?¿»dLÌøÌÌ¿¨ü»:Ðd/…Äö‹X¯¡Mc¿Èö.ÚÄñÕl¯"»»ÐvŽmÐ'ÎË£‹¿»Õö»ò.}¿ÐÕ»T}ç÷¿äÐdÝéÝý¿¯
ü»
Y/¿‡ó»©¿»¿ð»‰åñ»T¿»ädLàø»j¿»àÉ¿»ÐÀ»}¸÷»j¿»à-Ì?=»»ÐvŽmÐ'ÎË£‹¿»Õö»ò.}¿ÐÕ»T
}ç÷¿äàÐåÕîîîàÇü»?=„/$D‹ëö»T-.}‹»Ðôä]ç»à»ÐdÉ÷»"^J¿éÒzTçÒ×Òä÷ýn-^æäñ›w~¯Ç
"{ww(wwwCwww(wwwCww-»»Ð¾Õ;Íÿü»"Fnæ¯^½´÷ú"»»àÜÒÒçÓ×Û¼"¿»ÐÓÒìY/¿èÃ»-q}¿»äõ»"ç÷»?
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